Exhibit 99.1

February 2008	United Wisconsin Grain Producers LLC
Volume 5, Issue 1

Front (L-R): Berwyn Westra, Kevin Roche Back (L-R): Carl Benck, Bill Herrmann, Cal Dalton, Bob Lange, Robert Miller, Jerry Franz. Missing—Tom Hanley

Inside this issue:

Commodities Manager	2

Quality Assurance	2

Safety/Environmental	3

CFO	4

Board News/Bill Herrmann – President

I am pleased to report that UWGP had a good year in 2007. We produced over 53 million gallons of ethanol in our 40 million gallon per year (mgy) nameplate plant. Our net income was over $21 million compared to our projected income of $4 million when we did our original business plan in 2003.

In February, we distributed $250 per unit to unit holders of records as of January 10, 2008. This brought our total distribution of 2007 earnings to $386 per unit and our total distribution to date for the last three years to $1286 per unit. In addition, we expect to retire the balance of our long term debt this spring, from cash on hand, as these interest bearing investments mature. All considered, your company, through your investment, has done quite well for being in production only 32 months.

We continue to work on expansion plans to ramp up to 90 mgy. Some projects have been completed and incorporated into the current production stream. These have helped increase production to where it is today and should get us to 60 mgy by year end. We are continuing engineering plans, applying for permits and cautiously approaching the construction phase, while watching ethanol prices and corn costs. When we proceed with expansion construction, and depending on earnings to that point, we may need to again borrow some funds to complete the project.

Your board and management continue to be committed to the success of UWGP. We have a great team of employees who take pride in your company, the plant and especially their work. They are a large factor in why UWGP is doing well.

Please put April 12th on your calendar for our Annual Meeting.

Jeff Robertson – CEO

Well 2007 is now on the books, and I was pleased with our strong financial finish. We ended the year better than we expected, and better than most other ethanol plants. When I last wrote you a newsletter article, we were in a period of very tight margins. Yes corn was considerably less expensive back in October 2007, but ethanol values had declined into the $1.60 range delivered Chicago, and our margins were squeezed. Looking back on that market now, I can see that when I was writing, we had already begun to move into a two month long price rally in ethanol. That rally really took off in early December. This rally was fueled by a number of factors including the new Renewable Fuels Standard (RFS) which became law in December of 2007. This bill greatly increases the amount of ethanol that will be used in our motor fuel in the years ahead. This is critical for the industry, because our production growth has been explosive. Current industry production capacity is estimated at 8.0 billion gallons. When we started this facility less than 3 years ago, industry capacity was about 2.5 billion gallons.

We believe that the U.S. “market” for ethanol will consume 9.0 billion gallons in 2008. The RFS in the new energy bill requires that 11.0 billion gallons be consumed in 2009. Imports of ethanol have basically ceased for the time being. The concern is that we could oversupply the marketplace even without the help of offshore supplies of ethanol. Right now, it appears that if we have an oversupply issue looming, it will not be until the third, or more likely, the fourth quarter of this year. This could be a potential bump in the road. But once we get beyond the end of the year there might well be some breathing room. That is because the new production capacity coming on line is going to be followed by 12 months of very little growth in production. So once we get through the last of the growth surge, which will be before the end of this year, and get into 2009 and a higher RFS mandate, there will be a period where margins could improve.

Corn prices have become a major concern for the industry. We need ethanol prices to stay high to remain profitable at current corn values. If ethanol values drop with these high corn prices in effect, ethanol production will need to decline rapidly. The value of ethanol is tied to the price of gasoline. A decline in the price of gas could signal the start of a lower corn market. We believe that the ethanol industry will consume less corn than currently estimated by the markets, and if so, this could reduce corn prices.

The floor value of ethanol, as determined by the price of corn, and the ceiling, as determined by the price of unleaded gas, may be leaving less headroom before the year is out. What is important for us to maintain is an advantage in efficiency and cost of production, so that if there is a reduction in ethanol production by the industry due to unprofitable margins, UWGP will not be a part of it. Our performance over the past year indicates that we are indeed among the most efficient facilities in the industry.

UWGP switched ethanol marketers effective January 1, 2008. We are now selling our ethanol through Nobles America, an international commodities marketing and transportation company. With the switch to Noble, UWGP has an increased involvement in individual sales and can also elect to manage risk in the ethanol market as a separate entity. We saw this as an important component of our success as we move forward into a time of greater volatility and higher commodity prices.

We have continued to improve the facility from a production capacity stand point and from a customer service perspective. Projects that are currently underway include a 500,000 bushel grain storage addition, a new lane in the grain shipping and receiving area, a new DDGS processing system, and an additional new cooling tower for our fermentation process. We expect to have our application for the next stage of the production increase into the DNR soon.

The Missouri project is ongoing and continues to be a viable project with a number of “site specific” advantages. Thus far we have invested $1.2 million into the project. We own the riverside property and sufficient engineering has been done to secure the building permits which we have in hand. Construction has not begun because we have still not been able to secure financing for the project. The past twelve months has been a period of great difficulty in finding debt for ethanol projects. We continue our efforts to secure financing for the project. Forthcoming financing commitment(s) may be contingent on acquiring additional equity which we feel may be available from Missouri due to other ethanol projects not materializing.

Commodities Department

L-R: Steve Redeker, Kathy Becker, Terry Olson, Jeff Biech, Dan Cupery, Greg Herrmann, Dan Wegner Missing: Mark Zimmerman

Dan Wegner – Commodities Manager

Big news from the Commodities Department, UWGP has switched ethanol marketing companies. Beginning January 1, 2008 Noble Americas replaced RPMG as our marketing representative, and thus far the transition has gone very well. Noble Americas Corporation is a wholly owned subsidiary of the Noble Group, a global supply chain manager of industrial raw materials and transportation resources. Noble Group was founded in 1987 by its current CEO Richard Elman, an executive from petroleum trading giant Phibro/Citigroup, and has corporate headquarters in Singapore. Noble Americas is most often recognized as the market maker for the new C.B.O.T. ethanol futures contract. At inception of any new market, which is exchange traded, a market maker is needed to insure liquidity. The market maker stands in ready to buy or sell ethanol futures, offering a bid and an offer to facilitate any transaction necessary.

Often times in thin markets there can be a willing seller, but no buyer or willing buyers but no willing sellers, the market maker provides that there is always an opposite side of the transaction. As markets mature they tend to gain in popularity and trading volumes, and then the market participation eliminates the need for a market maker.

While the Noble Group was founded largely as an Asian based trading corporation, the Noble Americas Corp. was formed in 1997, which now makes up a large and growing percentage of the corporation’s total earnings. Noble Americas Corp. has operations that stretch from Canada to South America, and mainly trades in grains and other agricultural products, as well as metals, fossil fuels and clean oil products such as ethanol. Noble is a major U.S. importer of gasoline components, and also trades gasoline components that refiners require such as; alkalyte, reformate, raffinate, propane and butane. Noble also is a buyer of refined products, and acts as a trading partner with refiners. This trading partner relationship that Noble has with major petroleum companies, coupled with their energy trading and importing experience made them the top candidate for marketing our ethanol. We felt Noble’s heavy involvement in so many facets of the petroleum industry would enhance their ability to anticipate market price direction. We also felt the business relationships Noble has established with blenders would enhance our product’s ability to gain access to new markets. So why the change you might ask? RPMG markets ethanol as a “pool” and we felt that our plant has become better suited to market its product separately. Over the course of the last three years or so, the RPMG pool had grown to nearly triple the size it was when we signed on, and many of the new plants were designed to be rail shippers of ethanol. The costs of shipping products on rail have escalated faster than truck freight, and trucks are how we continue to ship the vast majority of our product due to our close proximity to major markets. This escalated rail freight was driving the “pooled” cost of getting product to market higher each year, thus driving our cost higher also, yet most of our product was moving to markets with a lower cost of freight. We feel we can get a higher net back for our ethanol via reduction in freight costs by marketing outside the pool. Risk management can also be more difficult when your ethanol is dedicated to a pool. With a pool concept, the ethanol is sold whenever the marketing manager of the pool decides to make a sale, of whatever quantity or price they feel is warranted. We felt as we entered what appears to potentially be a period of time with tighter margins it was necessary to have more control over when ethanol is sold in order to better manage margins in our business.

“At inception of any new market, which is exchange traded, a market maker is needed to insure liquidity.”

Jenny Ebert — Quality Assurance

Analyzing Denatured Ethanol by Ion Chromatography

Equipment acronyms, the UWGP lab is full of them, GC, HPLC, NIR and IC. UWGP has always prided itself on keeping current with sophisticated, state of the art equipment used to ensure a high quality end product. Feedback from past lab tours included several “wow” comments regarding the level of high tech equipment that is routinely used. So this quarter’s lab newsletter article is devoted to one of our most recently added high-tech systems, the IC (Ion Chromatography).

The IC system uses pressure and a liquid solution (eluent) to carry a sample through a thin tube (column) that is packed with very small bead-like material (resin). The resin that is found inside a column is specifically designed to separate the ions found in the sample, in our case the ions are Chloride and Sulfate. As the resin forces the ions to separate, the detector at the end of the column quantifies the amount of each ion by monitoring the electronic conductivity. The IC is very susceptible to contamination since ions are present on our hands and in our tap water. As a result, we wear gloves to prevent contamination while preparing samples and we have a water purification unit, which produces IC grade water (18.2 megaohm conductivity). This high quality water is used for flushing the column after a sample is ran and for making up the eluent which is used not only to carry the sample through the column, but also to rinse the column between sample runs.

Why do we need such an elaborate system? All manufacturing companies adhere to some regulation or standard to ensure their product is fit for consumer use. The ethanol industry’s standard for producing quality denatured ethanol comes from the American Society for Testing and Materials (ASTM). The specifications set by ASTM ensure that the denatured ethanol is fit for blending with gasoline and will not do damage to a consumer’s automobile. ASTM 4806 (Denatured Fuel Ethanol for Blending with Gasolines for Use as Automotive Spark-Ignition Engine Fuel) sets forth the guidelines and specifications for denatured ethanol. These include apparent proof, water, ethanol, methanol, denaturant, acidity, pH, sulfur, solvent washed gum, chloride, copper, sulfate, benzene, olefins, aromatics, and appearance. This method serves as the foundation for the sub-methods referenced in ASTM 4806. The sub-methods provide detailed information about the equipment needed and steps to be performed to analyze each specification listed in ASTM 4806. One of the more recently discussed specifications for denatured ethanol is the level of chloride and sulfate ions. High concentrations of these ions in the denatured ethanol, is a suspected cause for plugged fuel filters and lines. In 2006 ASTM approved lowering their sulfate limit in denatured ethanol to 4 parts per million (ppm). In 2007, ASTM followed this revision with a new more sensitive and rugged sub-method for detecting chloride and sulfate ions in denatured ethanol by Ion Chromatography (IC), ASTM 7319. In September of 2007 due to an incident of offspecification denatured ethanol being received at a regional terminal, ethanol plants were asked to begin performing on-site testing for chloride and sulfate ions with each tank certification of their denatured ethanol final product. So in October of 2007 we received our new IC in the lab and began calibrating the instrument to the ASTM 7319 specifications, prior to receiving the IC system UWGP sent samples off-site lab for chloride and sulfate analysis. Regardless of how our final denatured ethanol has been analyzed, UWGP has consistently maintained a <1.4ppm level for chloride and <0.4ppm for sulfate since we began production in 2005. The new IC serves to provide our customers with real-time documented confirmation that UWGP produces a high quality product which meets the ASTM specifications.

This newsletter contains historical information, as well as forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance, or our expected future operations and actions. These forward-looking statements are only our predictions based upon current information and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the reasons described in our filings with the Securities and Exchange Commission. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this newsletter. We qualify all of our forward-looking statements by these cautionary statements.

Matt Cole—Safety/Environmental Manager

With the expansion in the ethanol industry, I have received many phone calls from concerned citizens about how the ethanol plant proposed near them should implement a safety program to ensure the safety of the community and the workers.

Ethanol plants can present a number of challenges from the safety and health viewpoint. The process to produce this environmentally friendly fuel, has many potential hazards for the work force. These challenges must be first addressed by the company’s upper management in the form of a safety and health policy and the commitment to back it, both philosophically and financially. This policy should focus on worker safety above mere compliance with state and federal regulations, as well as on continuous improvement.

First of all, a safety coordinator (or manager) is hired by the ethanol plant to help the company develop the policy, as well as create and maintain the safety and health management program. Typically, the safety coordinator position will also be involved in the facility’s environmental management systems.

The safety coordinator will have access to regulatory requirements and reference materials, which are important to a successful safety program.

With access to these programs and the knowledge of the needed regulatory requirements, the safety coordinator will then be able to define the OSHA minimum programs and determine which programs and plans apply to the facility. Once this is established, the development of plant-specific programs and plans will begin. The most important part is the gathering of data which includes, plant piping and instrumentation diagrams, geographical hazards, chemical usage and storage information, and general knowledge from all other departments. With this information, a risk/hazard assessment may be conducted. This assessment will determine further program development and the resources required to take it there.

The safety program has a number of required and recommended plans and programs which will be put into effect, including core programs such as blood-borne pathogens, hazard communication, lockout/tag-out, emergency action plan, fire prevention, personal protective equipment, hearing conservation, respiratory protection and others. Those programs are typically required by all industry. Other safety programs common to ethanol plant operations are: boiler safety, grain handling safety, specific chemical safety (chlorine, ammonia, etc.), injury prevention and first aid, confined space, fall protection and others.

After the programs and budget have been developed, training should be the focus. It can be accomplished by many different means. Training can become a monthly routine or it may be done on an annual basis, depending on plant size and requirements. The safety coordinator is usually the training coordinator, depending on the size of the facility. Typically the safety coordinator, management personnel, and supervisors develop the training regimen. Most safety training can be done in-house and would require completion of the OSHA trainer course by the safety and/or training coordinator.

Maintenance of the plant is also an integral part of plant safety. This is established in several different ways. First of which, is the prevention of a mechanical failure that can cause an accident at any time. This is why an essential part of any plant’s safety program has to include a first class predictive maintenance program. Thermal imaging and vibration analysis are essential to predicting catastrophic mechanical failures before they happen. One other major way maintenance staff contributes to the safety of the facility is the importance of treating each repair as a high risk situation. In both of these areas UWGP’s maintenance staff excels.

Operations staff are just as important to the safe and environmentally friendly operation of an ethanol plant. Typically they are the first to see problems. Management needs to create an environment where operations staff feels empowered to report all issues. Also, we need the operations people to take the safety programs very seriously, after all they are the ones operating the plant. One other, often overlooked, part of a plant’s safety program is the house-keeping standards that are in place. We feel very strongly that a well kept facility is a necessary step to a safe facility. All the departments here strive to keep their areas as clean as possible.

In addition to plant management, other local and area safety personnel can be great resources for overall development of safety programs and networking for new or inexperienced safety people. Many communities have developed local area safety committees to develop communication lines between local emergency medical services and local businesses. These committees or groups can share the latest development in safety regulations and raise awareness surrounding injury trends among the area businesses. We continue to work with the Friesland First Responders and the Friesland Volunteer Fire Department on training exercises or just tours.

The safety and health program, whether it stands alone or is part of an overall, environment and safety management system, is an ever-changing entity that must be reviewed and updated constantly depending on plant conditions and changes in state and federal regulations. The program will survive only if there is adequate backing from upper management and involvement at every level of plant operation, which is and will be the culture at UWGP and hopefully at all the other ethanol facilities.

UWGP along with 29 other ethanol plants are currently in the ICM Safety Program and UWGP ranks in the top 20%.

United Wisconsin Grain Producers LLC Post Office Box 247 Friesland, WI 53935 Phone: 920-348-5016 Fax: 920-348-5009 E-mail: mail@uwgp.com

We’re on the Web

www.uwgp.com

Think Spring!

United Wisconsin Grain Producers LLC	February 2008 Volume 5, Issue 1

Barb Bontrager – CFO

In our 4th quarter of the year, we realized a net income of $4.15 million from sales of $27.9 million bringing us to $21.2 million for the year from revenues of $112 million. The average net back for ethanol for the quarter was $1.74 – with October being $1.54, November $1.69, and December $1.98. Our average net back for ethanol in 2007 was $1.84 as compared to $1.98 in 2006 and $1.50 in 2005. Our cost of production net of distiller grain revenue recorded for the 4th quarter was $1.38, which was also our average for 2007, compared to an average of $1.11 in 2006 and $1.16 in 2005.

We mailed your 2007 K-1 tax forms and the member distribution checks on February 15, 2008. If you did not receive either one, please call us.

Our annual SEC report (10K) is in process now and we expect it will be filed approximately March 14, 2008. This and all of our SEC reports are available from a link on our website www.uwgp.com —> Click on Company Information —> Click on Financial Information —> Click on the large green button “click here” —> on the next page, click on the [html] link in red to the left of the report you want to view. The most recent filing is on top with the “10Q or 10QSB” being our quarterly reports and the “10K or 10KSB” our annual reports.

I have been asked to write a bit on the topic “Is UWGP a Good Investment?” Basically as an investor you have two options:

1.    Sell your investment in UWGP; or

2.    Continue to be an investor in UWGP, which results in:

a. reportable taxable income for you as a member of UWGP;

b. receiving member cash distribution(s), if and when declared; and

c. ownership of an “investment” that may rise or fall in value, which can be sold at a future date

So, let’s compare these two options to see which produces the larger return on investment:

Option 1—A $3,000 purchase of a 4% certificate of deposit (CD)

Option 2—Purchase (or retain) one membership unit for $3,000

Please note that by comparing these options, we are not representing or opining that $3,000 is the “fair market value” for one membership unit. This number was chosen only as an approximation of the price at which membership units have been purchased and sold on the UWGP Unit Bulletin Board over the past several months. We make no guarantees regarding the existence of a market for membership units at this price or at any other price.

The following chart assumes that the individual choosing Option 1 or Option 2 is in the 25% federal tax bracket (30% for federal and state combined). The chart also assumes distributions, taxable income, and tax credits equal to amounts based on UWGPs tax year ended December 31, 2007.

	Option 1 – 4% CD’s	Option 2 – UWGP 2007 w/Small Ethanol Producer Tax Credit*
Investment	$3,000	$3,000
Earnings (cash distributions) from investment	Interest earned of $120	Distributions of $386
Tax Liability (30% tax bracket) less credit (if any)**	$(36)	$(111)
Net after tax return on investment	$84	$275
After tax percentage Return on Investment	2.8%	9.17%

*In the past, UWGP members have benefited from the passive tax credit (Small Ethanol Producer Tax Credit) of approximately $52 per year, per unit which is available to ethanol plants producing 60 million gallons of ethanol or less per year. We may not qualify for this tax credit in the future if our annual production exceeds 60 million gallons.

**The tax liability above is based on our 2007 taxable income per membership unit, which was approximately $550 per unit.

The above chart is based on the assumptions that have been identified and is not a guarantee of actual future performance. Additionally, the chart above does not take into consideration any gain or loss in the value of the membership unit itself.

From this comparison we can see that one UWGP membership unit, purchased at $3,000, provided good value, while at the same time the company reinvested 50% of its earnings to increase production capacity and pay down long-term debt. Investors should be pleased to know that UWGP has drawn from its earnings to improve its future earnings power.